SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 1 of 16

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____ )

                           Orion Network Systems, Inc.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    68628K104
                                    ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)


* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 2 of 16



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Venture Resources, Inc.
          TIN#:  05-0315508

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          420,882

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          420,882

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          420,882

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         3.0%

12.  TYPE OF REPORTING PERSON*
          CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 3 of 16


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Fleet Equity Partners VI, L.P.
           TIN#:  05-0481063

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          180,392

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          180,392

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          180,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.3%


12.  TYPE OF REPORTING PERSON*
          PN



                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 4 of 16



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Growth Resources II, Inc.
          TIN#:  05-0481064

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          180,392


7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.


8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          180,392


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          180,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.3%

12.  TYPE OF REPORTING PERSON*
          CO



                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 5 of 16




1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Growth Resources, Inc.
          TIN#:  05-0401134

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          180,392

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          180,392

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          180,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.3%

12.  TYPE OF REPORTING PERSON*
          CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 6 of 16


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Silverado II Corp.
          TIN#:  05-0481110

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          180,392

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          180,392

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          180,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.3%

12.  TYPE OF REPORTING PERSON*
          CO



                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 7 of 16




1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Private Equity Co., Inc.
          TIN#:  05-0471718

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          601,274

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          601,274

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          601,274

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.3%

12.  TYPE OF REPORTING PERSON*
          CO



                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 8 of 16


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Chisholm Partners II, L.P.
          TIN#:  05-0474058

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          142,156

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          142,156

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          142,156

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.0%


12.  TYPE OF REPORTING PERSON*
          PN



                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                 Page 9 of 16



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Silverado IV Corp.
          TIN#:  05-0474043

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          142,156

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          142,156

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          142,156

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.0%

12.  TYPE OF REPORTING PERSON*
          CO


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 10 of 16



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Silverado II L.P.
          TIN#:  05-0474036

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          142,156

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          142,156

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          142,156

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.0%

12.  TYPE OF REPORTING PERSON*
          PN


                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 11 of 16



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Financial Group, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          601,274

7. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARE BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          601,274

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          601,274

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.3%

12.  TYPE OF REPORTING PERSON*
          CO



                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 12 of 16


Item 1)        Name of Issuer:     Orion Network Systems, Inc.


Item 1b)  Address of Issuer's Principal Executive Offices:
                              2440 Research Blvd., Suite 400
                              Rockville, MD   20850

Item 2a)  Name of Person Filing:   1)  Fleet Venture Resources, Inc.
                                   2)  Fleet Equity Partners VI, L.P.
                                   3)  Fleet Growth Resources II, Inc.
                                   4)  Fleet Growth Resources, Inc.
                                   5)  Silverado IV Corp.
                                   6)  Fleet Private Equity Co., Inc.
                                   7)  Chisholm Partners II, L.P.
                                   8)  Silverado II Corp.
                                   9)  Silverado II, L.P.
                                  10)  Fleet Financial Group, Inc.

Item 2b) Principal Business Offices: For all entities cited in Item 2a) except as noted:
                                   111 Westminster Street
                                   Providence, RI   02903

                                   10) Fleet Financial Group, Inc.
                                    50 Kennedy Plaza
                                    Providence, RI   02903

Item 2c) Citizenship: as cited in Item 2a):  1) RI Corporation
                                             2) DE Partnership
                                             3) DE Corporation
                                             4) RI Corporation
                                             5) DE Corporation
                                             6) RI Corporation
                                             7) DE Partnership
                                             8) DE Corporation
                                             9) DE Partnership
                                             10) RI Corporation

Item 2d)  Class of Securities:     Common Stock

Item 2e)  CUSIP Number:            68628K104

Item 3)   Not Applicable

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 13 of 16




Item 4)        Ownership
     Fleet Venture Resources, Inc. owns of record 2,800 shares of Series A Preferred Stock and 933 shares of Series B Preferred Stock, which in aggregate are convertible into 420,882 shares of Common Stock. In addition, Fleet Venture Resources, Inc. owns 329,412 Contingent Common Stock Warrants which are exercisable only if the Series A Preferred Stock is not converted to shares of Common Stock, and 91,503 Contingent Common Stock Warrants which are exercisable only if the Series B Preferred Stock is not converted to shares of Common Stock.

     Fleet Equity Partners VI, L.P. owns of record 1,200 shares of Series A Preferred Stock and 400 shares of Series B Preferred Stock, which in aggregate are convertible into 180,392 shares of Common Stock. In addition, Fleet Equity Partners VI, L.P. owns 94,118 Contingent Common Stock Warrants which are exercisable only if the Series A Preferred Stock is not converted to shares of Common Stock, and 39,215 Contingent Common Stock Warrants which are exercisable only if the Series B Preferred stock is not converted to shares of Common Stock.

     Fleet Growth Resources II, Inc. is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Fleet Growth Resources, Inc. owns all of the outstanding Common Stock of Fleet Growth Resources II, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Silverado IV Corp. is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Fleet Private Equity Co., Inc. owns all of the outstanding Common Stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Equity Partners VI, L.P.

     Chisholm Partners II, L.P. owns of record 1,000 shares of Series A Preferred Stock which is convertible to 117,647 shares of Common Stock and
333.33 Options which are exercisable into 24,509 shares of Common Stock. In addition, Chisholm Partners II, L.P. owns 117,647 Contingent Common Stock Warrants which in are exercisable only if the Series A Preferred Stock is not converted to shares of Common Stock.

     Silverado II Corp. is the General Partner of Silverado II, L.P. which is the General Partner of Chisholm Partners II, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

     Silverado II, L.P. is the General Partner of Chisholm Partners II, L.P., as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

     Fleet Financial Group, Inc. owns all of the outstanding Common Stock of Fleet Private Equity Co., Inc., which owns Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and by virtue of the relationships previously described, may thus be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc.

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 14 of 16




Item 5)        Not Applicable

Item 6)        Not Applicable

Item 7)        Not Applicable

Item 8)        See Exhibit A

Item 9)        Not Applicable

Item 10)       Not Applicable

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 15 of 16




                                    EXHIBIT A

Identification and Classification of Members of the Group:


                                  Fleet Venture Resources, Inc.      CO

                                  Fleet Equity Partners VI, L.P.     PN

                                  Fleet Growth Resources II, Inc.    CO

                                  Fleet Growth Resources, Inc.       CO

                                  Silverado IV Corp.                 CO

                                  Fleet Private Equity Co., Inc.     CO

                                  Chisholm Partners II, L.P.         PN

                                  Silverado II Corp.                 CO

                                  Silverado II, L.P.                 PN

                                  Fleet Financial Group, Inc.        CO

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 16 of 16




                                   SIGNATURES





     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





February 14, 1996                       FLEET VENTURE RESOURCES, INC.


                                        /s/ Robert M. Van Degna
                                        -------------------------------
                                        By  Robert M. Van Degna
                                        Its Chairman & CEO